Exhibit 99.2
April 2, 2020
Darin Harris
Congratulations!  On behalf of the Board of Directors of Jack in the Box Inc., I am pleased to confirm our offer to you for the position of Chief Executive Officer (“CEO”) of Jack in the Box Inc. (the “Company”) with a start date to be determined but no later than June 15, 2020.  It is anticipated that you will be appointed to serve on the Board of Directors. This offer is contingent upon completion of a favorable background check and satisfactory completion of the Directors & Officers Questionnaire (“D&O Questionairre”).
Orientation: On your start date, please arrive at the Restaurant Support Center located at 9357 Spectrum Center Boulevard, San Diego, California at 9:00 am.  Please note: On your start date, you will need to bring original documentation with you that will be used to completion section 2 of the form I9.  Your photo will also be taken for your employee identification badge. If the Company is working remotely due to the Covid-19 pandemic, we will make alternate arrangements.
Base Compensation:
Your annual salary will be $825,000, which will be paid on a bi-weekly basis equal to $31,730.77.
Annual Incentive (Bonus) beginning FY 2021:
Beginning with the Company’s fiscal year 2021 (beginning September 28, 2020), you will be eligible to participate in the annual Performance Incentive Program for Jack in the Box for executive officers based on Company performance for the fiscal year.  The target annual incentive potential for the CEO position is 100% of base salary, up to a maximum of 150% of base salary, payable as a lump sum cash payment, and based on attainment of Company performance targets. To be eligible to receive payment, you must be employed at the time of payment, and be an active employee of the Company for six or more consecutive accounting periods (24 weeks) during the fiscal year.
Long-Term Incentive (LTI) beginning FY 2021:
As CEO, you will be eligible to receive an annual long-term incentive stock grant for the Company’s fiscal year 2021 equal to an LTI guideline of $2.5 million at grant, with the number of shares determined by reference to the the 60-day average stock price as of the grant date.  The award which may consist of stock options, performance share units (PSU) contingent on achievement of performance goals over a 3-fiscal year performance period, and/or restricted stock units.  Your fiscal year 2021 annual long-term incentive stock award will be made at the same time annual grants are made to the Company’s executive officers, which typically occurs in November or December and is subject to approval by the Company’s Board of Directors and/or Compensation Committee thereof (the “Board”) and the terms and provisions of the Jack in the Box Inc. Stock Incentive Plan and award agreements.  Upon vesting, fifty-percent of net PSU and RSU shares are subject to a holding requirement until termination of service.

Stock Ownership Guideline:
You will be subject to a stock ownership requirement equal to 6.0x your annual salary to be achieved within 5-years from your start date.
New Hire One-Time Cash Payments:
You will receive a one-time cash bonus of $200,000, subject to standard payroll deductions and withholdings, payable on the Company’s first regular payroll date following your start date (the “Sign-On New Hire Bonus”). In the event that prior to the one year anniversary of your start date with the Company either (i) you resign your employment with the Company for any reason or (ii) the Company terminates your employment for Cause (as defined in the Executive Severance Plan referenced below), in either case, you will be required to repay the full amount of the Sign-On New Hire Bonus to the Company within thirty (30) days of your cessation of employment with the Company.
In addition, if you remain employed with the Company on the one (1) year anniversary of your start date, you will be eligible to paid a cash bonus in amount not to exceed $220,000, subject to standard payroll deductions and withholdings (the “One Year Bonus”).  The One Year Bonus will only be paid to you if and to the extent that you are required to repay, cash in excess of the New Hire Bonus to your prior employer during the one (1) year period following your start date with the Company, up to the maximum amount described above.  Payment of the New Hire Bonus will be conditioned on you providing the Company with evidence of such cash amount that you repaid to your prior employer, in such a manner satisfactory to the Board.  If you are not required to repay any cash your prior employer during such one year period, no One Year Bonus will be paid to you.  The One Year Bonus will be paid to you within thirty (30) days following the one (1) year anniversary of your start date.
FY 2020 Performance Bonus:
Additionally, for the Company’s FY 2020, you will be eligible to receive a discretionary cash payment following the completion of such FY 2020 fiscal year, not to exceed $400,000, which amount will be determined at the discretion of the  Board based on the Company’s performance attainment on its FY 2020 performance targets under the annual Performance Incentive Program,  your individual contributions and your time employed during FY2020 as our CEO.  No payment is guaranteed, and any payment is subject to the Company achieving above threshold performance on its FY 2020 performance targets, and your continued employment through the date of payment.
One-Time New Hire RSU Grant:
You will receive a one-time new hire grant of restricted stock units (RSUs) with the number of shares equal to $500,000 divided by the Company’s 60-day average stock price ending on the day before the date of grant.  The RSUs are subject to a four-year vesting schedule (vesting ratably annually, at 25% per year); upon vesting, fifty-percent of the net RSU shares are subject to a holding requirement until termination of service.  The grant will be made effective on the first Monday following your start date, subject to Board approval and the terms and provisions of the Jack in the Box Inc. Stock Incentive Plan and award agreement.
Executive Employee Severance Program
You will be eligible to participate in the Jack in the Box Inc. Severance Plan for Executive Officers, as described in the Company’s Current Report on Form 8-K filed March 4, 2020 at the level indicated for the CEO.

Change in Control Assurance
You will be eligible to enter into the company’s Compensation and Benefits Assurance Agreement for Executives, which will provide for benefits for the CEO position at 2.5x multiple of salary/bonus and 30 months COBRA coverage.
Deferred Compensation Programs:
401(k) Plan - You are eligible to participate in the Company’s 401(k) plan (the “Easy$aver Plus Plan”).  The 401(k) plan is a tax-qualified savings plan in which you can defer a portion of your pay (salary and annual incentive).  After one year of service, the Company will match 100% of your deferrals up to 4% of pay.  Deferrals in the 401(k) plan are subject to Internal Revenue Code (IRC) annual limits.
EDCP Plan - You are also eligible to participate in the Executive Deferred Compensation Plan (EDCP) which is a non-qualified, pre-tax deferred compensation plan that allows for deferrals not subject to IRC limits.  This plan is subject to 409A and therefore you will be notified when you may elect to enroll in the EDCP.  At the end of each calendar year, you may receive an annual restoration matching contribution if your deferrals to the 401(k) (and related Company matching contributions) are limited due to tax code limits applicable to the 401(k) Plan.
Health & Welfare Benefits:
You are eligible to participate in the Jack in the Box health plans which include medical, dental, and vision plans.  These plans are contributory on a pre-tax basis and provide several choices of coverage for you and your family.  Your health benefits eligibility date is the 1st day of the calendar month coincident with or following 30 days of service.
The Company provides employer-paid term life insurance, and as an officer of the Company, you will receive an enhanced level with a total life insurance value equal to $770,000.  You may also elect to participate in other life and disability programs.
Vacation/Sick Program:
As CEO, you will not accrue vacation; time off may be taken as needed and with consideration of the needs of the business.  You will accrue six days per year of sick time which may be carried over each year to a maximum of 60 days.
Relocation:
To support your move to San Diego, California, you will be contacted by Plus Relocation.  They will review our policy with you and coordinate your move.  As part of your Relocation package, once you move to San Diego, you are entitled to up to twelve (12) months of rent reimbursement at no more than $5000/month.  Please note that our Relocation Policy specifies the applicable rules including situations where it may be necessary to repay a pro-rated amount of the relocation costs.  If you have any questions about the policy, please contact Susan Pettijohn in HR at (858) 571-2252.  We also suggest you consult with your personal tax advisor regarding relocation.
Note: All programs described in this offer letter are subject to the terms of provisions of the plans which are subject to change at the absolute discretion of the Company, and are not guaranteed in any way.  To the extent the terms of any plan or policy differ from what is in this letter, the plan or policy will determine the right and the amount of any benefits.

Employment Conditions:
This offer is contingent upon our receipt and various of various pre-employment screening elements including, but not limited to: educational record as you have stated on your application and/or resume; background check results; and references.  You will be notified once we have successfully completed all components of the pre-employment process.
Jack in the Box Inc. requires as a condition of employment that new employees agree to keep certain business information confidential, and also to submit disputes to binding arbitration.  As part of your orientation, you will be required to sign our Confidentiality Agreement and Dispute Resolution Agreement.
You should also know that it is the policy of Jack in the Box Inc. that the employment relationship is one of “at will.”  This simply means that either party – you or the Company – may terminate the employment at any time, with or without cause.
Notice of Rights Pursuant to Section 7 of the Defend Trade Secrets Act (DTSA) – Notwithstanding any provisions in this agreement or company policy applicable to the unauthorized use or disclosure of trade secrets, you are hereby notified that, pursuant to Section 7 of the DTSA, you cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law.  You also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
Reporting to Governmental Agencies – Additionally, nothing in this Agreement prevents me from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  I understand this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
Your signature below will be your acknowledgement that you have read, understood and agree to the above information, including that you are an “at will” employee.  Please sign and return this copy as soon as possible to Sarah Super, SVP, Chief Legal and Risk Officer; contact number is (858) 571-2439.
As discussed, your hiring is material, non-public information which must be kept in the strictest confidentiality in accordance with insider trading laws. Upon your acceptance, we will work closely to coordinate the timing and public announcements of your hiring.

We look forward to you joining Jack in the Box Inc. as our new CEO, congratulations!
Sincerely,

/s/ David Goebel
David Goebel
Jack in the Box Inc.
Board of Directors
Acknowedged by:	/s/ Darin Harris	_________
	Darin Harris	Date